Exhibit 99.1

FOR IMMEDIATE RELEASE

Genoptix Contacts:
Marcy Graham	Sarah Thailing
Executive Director, Investor Relations	Principal
Genoptix, Inc.	Wordanista
760-930-7150	619-255-7337
investorrelations@genoptix.com	sarah@wordanista.com

GENOPTIX REPORTS OPERATING RESULTS FOR THE SECOND QUARTER 2010

CARLSBAD, Calif. – July 29, 2010 – Genoptix, Inc. (NASDAQ: GXDX), a specialized laboratory services provider, today reported revenue of $50.9 million for the second quarter of 2010. Net income was $5.6 million or $0.31 per diluted share for the quarter.

“We are encouraged by our performance in the field and our increase in case volumes as we managed approximately 15,800 patient cases in the second quarter, an improvement of 11% from the same period in 2009 and nearly a 6% increase sequentially from the first quarter 2010,” said Tina S. Nova, Ph.D., President and CEO of Genoptix. “Our team is working to address the challenges of a changing environment, successfully growing the number of cases managed during the quarter even as physicians are generally seeing a decline in patient office visits due to personal insurance coverage and other economic factors. We remain committed to providing the best quality diagnostic services to our customers and will continue to adapt our offerings as we strive to be the best in class for oncology and hematomalignancy testing.”

Second quarter revenues of $50.9 million include a $1.8 million benefit from changes in accounting estimates resulting from cash collections in excess of revenue recognized in prior periods. Second quarter revenue increased 12% over revenue of $45.3 million for the comparable period in 2009, which included a $3.7 million benefit from changes in accounting estimates.

Gross profit for the second quarter of 2010 was $30.5 million, or 60% of revenue, up from $28.5 million, or 63% of revenue, for the second quarter of 2009. Operating income for the second quarter of 2010 was $10.6 million, or 21% of revenue, compared to operating income of $13.4 million, or 30% of revenue, for the same period in 2009.

Net income was $5.6 million for the second quarter of 2010, or $0.31 diluted earnings per share (EPS), based on 18.2 million weighted average common shares outstanding and a tax rate of 48%. This compares to net income of $7.9 million for the second quarter of 2009, or EPS of $0.44, based on 17.8 million weighted average common shares outstanding and a tax rate of 43%.

First Half Results

Revenues for the first half of 2010 totaled $98.3 million, including a $2.7 million benefit from changes in accounting estimates resulting primarily from strong cash collections related to prior years. This is an increase of 16% over revenues of $84.5 million for the comparable period in 2009, which included a $5.1 million benefit from similar changes in accounting.

Gross profit for the first half of 2010 was $59.1 million, or 60% of revenues, up from $52.3 million, or 62% of revenues, for the first half of 2009. Operating income for the first half of 2010 was $20 million, or 20% of revenues, compared to operating income of $23.6 million, or 28% of revenues, for the same period in 2009.

Net income was $10.9 million for the first half of 2010, on a tax rate of 47%. This compares to net income of $13.8 million for the first half of 2009, when taxed at a rate of 44%. EPS for the first half of 2010 was $0.60 based on 18.2 million weighted average common shares outstanding. This compares to EPS of $0.77 based on 17.9 million weighted average common shares outstanding for the first half of 2009.

As of June 30, 2010, the Company’s total cash, cash equivalents and investment securities were $144.6 million. Cash generated from operations was $15.1 million for the first half of 2010, while purchases of capital equipment for the same period totaled $17.3 million.

“Our operational capacity is growing as we continue to build our franchise, currently with 90 sales representatives in the field and 43 hematopathologists on staff with Cartesian Medical Group. We believe we have assembled the largest group of hematopathologists on one laboratory campus in the U.S.,” said Sam Riccitelli, Genoptix EVP and COO. “With the completion of our laboratory expansion earlier this month and our customer service center this fall, we will have the infrastructure in place to aggressively pursue our growth strategies through 2013.”

Performance Outlook

Genoptix is reaffirming guidance for the full-year 2010 with revenue expected to be approximately $210 million and full-year gross margins in the mid- to high-fiftieth percentile.

Operating margins for 2010 are expected to be in the high teens as a percentage of revenue, with net income of approximately $22 million and diluted EPS of approximately $1.20 on 18.3 million shares. This assumes a tax rate of approximately 46% for the year.

Based on continued infrastructure expansion and implementation of its strategic plan, the Company projects capital expenditures of approximately $30 million for the full-year 2010, including approximately $22 million in new facilities expansion costs and $8 million in maintenance capital.

Conference Call Information

A conference call is scheduled today, July 29, 2010, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), hosted by President and CEO, Tina S. Nova, Ph.D., and other members of senior management. To access the live conference call via phone, dial 866-510-0707 in the U.S. or Canada and 617-597-5376 for international callers. Please specify to the operator that you would like to join the “Genoptix Second Quarter 2010 Earnings Conference Call.” The participant code for the call is 54732072. If you are unable to listen to the live webcast, a replay of the call will be available through Thursday, August 5, 2010. Interested parties can access the rebroadcast by dialing 1-888-286-8010 or 1-617-801-6888 internationally and entering the reservation number 74644071.

The conference call will also be webcast live on the “Investors” section of the Genoptix website at www.genoptix.com. Please connect to the Genoptix website several minutes prior to the start of the webcast to ensure adequate time for any software download that may be necessary.

About Genoptix, Inc.

Genoptix is a leading specialized laboratory service provider focused on delivering personalized and comprehensive diagnostic services to its physician customers, community-based hematologists and oncologists. On the forefront of personalized diagnostic services, Genoptix’s highly trained group of hematopathologists utilize sophisticated technology to provide integrated testing and actionable diagnostic reports. Its diagnostic services are designed to optimize the care of patients suffering from hematomalignancies, or cancers of the blood and bone marrow, including leukemia and lymphoma, and other forms of cancer. Founded in 1999, Genoptix is a member of the Nasdaq Global Select Market, the S&P SmallCap 600 Index and the Russell 2000 Index and is headquartered in Carlsbad, California. For more information, please visit www.genoptix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding the Company’s business that are not historical facts may be considered “forward-looking statements,” including statements regarding the value of the Company’s services, the Company’s ability to provide best in class and high quality diagnostic services and to address the changing environment, the success of the Company’s business model, increasing case volumes and revenues, customer adoption and growth, the Company’s ability to build capacity to achieve, manage and support future growth, execute on its staffing and operational initiatives, expand its business, and consistently provide specialized, personalized and comprehensive diagnostic services, the Company’s growth prospects, estimated effective tax rates and the Company’s financial guidance for 2010. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause the Company’s results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from the results predicted include, without limitation, commercial and governmental reimbursement decisions, compliance and regulatory risks, financial risks, the Company’s ability to hire personnel and manage its growth and the competitive landscape within our industry. These and other risks and uncertainties are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and most recent Quarterly Report on Form 10-Q and subsequent filings with the United States Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

[Financial tables follow]

GENOPTIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues	$50,937	$45,298	$98,336	$84,487
Cost of revenues	20,454	16,772	39,245	32,201

Gross profit	30,483	28,526	59,091	52,286
Operating expenses:
Sales and marketing	10,594	7,331	20,851	14,321
General and administrative	8,824	7,491	17,465	13,881
Research and development	463	287	809	527

Total operating expenses	19,881	15,109	39,125	28,729

Income from operations	10,602	13,417	19,966	23,557
Interest and other income	262	433	530	934

Income before income taxes	10,864	13,850	20,496	24,491
Income tax expense	5,257	5,976	9,551	10,675

Net income	$5,607	$7,874	$10,945	$13,816

Net income per share:
Basic	$0.32	$0.47	$0.63	$0.82

Diluted	$0.31	$0.44	$0.60	$0.77

Shares used to compute net income per share:
Basic	17,515	16,891	17,442	16,819

Diluted	18,168	17,826	18,186	17,850

GENOPTIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$20,963	$27,945
Short-term investment securities	119,070	113,049
Accounts receivable, net	36,537	27,707
Deferred tax asset	5,406	5,406
Other current assets	3,597	3,320

Total current assets	185,573	177,427
Property and equipment, net	34,737	13,826
Restricted cash	180	270
Long-term investment security	4,412	3,786
Long-term deferred tax asset	1,588	1,800
Other long-term assets	1,832	346

Total assets	$228,322	$197,455

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$15,196	$8,322
Accrued compensation	7,884	4,667
Income tax payable	812	1,557
Deferred revenues	1,190	1,225
Deferred rent	282	331

Total current liabilities	25,364	16,102
Long-term deferred rent	1,807	1,732
Other long-term liabilities	107	117

Stockholders’ equity:
Preferred stock	—	—
Common stock	18	17
Additional paid-in capital	170,309	160,064
Treasury stock	(47)	(25)
Accumulated other comprehensive loss	(175)	(546)
Accumulated earnings	30,939	19,994

Total stockholders’ equity	201,044	179,504

Total liabilities and stockholders’ equity	$228,322	$197,455

GENOPTIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Six Months Ended
	2010	2009
Operating activities:
Net income	$10,945	$13,816
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,890	1,666
Provision for doubtful accounts	2,764	2,230
Stock-based compensation expense	6,336	4,761
Excess tax benefits from stock-based compensation awards	(2,956)	(1,585)
Amortization of premium on investment securities, net	1,167	78
Deferred taxes	—	(29)
Realized gain on sale of investment securities	(6)	—
Loss on sale of property and equipment	3	6
Changes in operating assets and liabilities:
Accounts receivable	(11,594)	(8,024)
Other current and long-term assets	(260)	(159)
Accounts payable and accrued expenses	1,287	559
Accrued compensation	3,217	2,191
Income taxes	2,213	2,414
Deferred revenues	(35)	1,644
Deferred rent	141	7

Net cash provided by operating activities	15,112	19,575

Investing activities:
Purchase of property and equipment	(17,323)	(2,347)
Purchase of investment securities	(69,751)	(80,620)
Proceeds from sales and maturities of investment securities	62,526	43,958
Purchase of intangibles	(1,520)	(150)
Release of restricted cash	90	90

Net cash used in investing activities	(25,978)	(39,069)

Financing activities:
Proceeds from issuance of common stock, net	1,476	1,175
Payment of taxes for issuance of restricted stock units	(526)	(390)
Excess tax benefits from stock-based compensation awards	2,956	1,585
Repurchase of common stock	(22)	—

Net cash provided by financing activities	3,884	2,370

Net decrease in cash and cash equivalents	(6,982)	(17,124)
Cash and cash equivalents at beginning of period	27,945	38,108

Cash and cash equivalents at end of period	$20,963	$20,984